FOR IMMEDIATE RELEASE
Contact:    Maurice H. Sullivan, Jr.
   (617) 254-0707

PEOPLES FEDERAL BANCSHARES, INC. ANNOUNCES FOURTH QUARTER AND YEAR TO DATE RESULTS FOR FISCAL YEAR 2011

Brighton, Massachusetts, November 7, 2011. Peoples Federal Bancshares, Inc. (the "Company") (NASDAQ: PEOP), the holding company for Peoples Federal Savings Bank (the "Bank"), announced results for the fourth fiscal quarter and the fiscal year ended September 30, 2011.  For the quarter ended September 30, 2011, the Company reported net income of $559,000 or $0.09 per share, basic and diluted, as compared to a net loss of $2.7 million for the quarter ended September 30, 2010.  For the fiscal year ended September 30, 2011, the Company reported net income of $3.1 million or $0.47 per share, basic and diluted, as compared to a net loss of $164,000 for the same period last year.  The Company’s mutual-to-stock conversion occurred on July 6, 2010, and therefore, earnings per share are not presented for periods where the shares were not outstanding for the entire period.  Earnings in the 2010 periods were impacted by a non-recurring expense as described below.

Net interest and dividend income for the quarter ended September 30, 2011 totaled $4.2 million as compared to $3.9 million for the quarter ended September 30, 2010.    Non-interest income totaled $344,000 for the quarter ended September 30, 2011 as compared to $488,000 for the same period last year.   Non-interest expense totaled $3.4 million for the quarter ended September 30, 2011 as compared to $9.0 million for the quarter ended September 30, 2010.   During the 2010 period,   non-interest expense included a $5.3 million contribution to the Peoples Federal Savings Bank Charitable Foundation (the “Charitable Foundation”) which was formed in conjunction with the mutual-to-stock conversion in 2010.   Excluding the non-recurring expense related to the Charitable Foundation, non-interest expense decreased by $277,000, due to a decrease in professional fees and deposit insurance expense, offset by increases in salaries and employee benefits, advertising and occupancy expenses in the 2011 period.

Net interest and dividend income for the fiscal year ended September 30, 2011 totaled $16.4 million as compared to $14.9 million for the fiscal year ended September 30, 2010.  Non-interest income totaled $1.7 million for the fiscal year ended September 30, 2011 compared to $1.9 million for the fiscal year ended September 30, 2010.  An increase in the cash surrender value of life insurance was offset by a decrease in net gain on the sales of securities and mortgage loans.  Non-interest expense totaled $12.8 million for the fiscal year ended September 30, 2011 as compared to $17.1 million for the fiscal year ending September 30, 2010, which represents a decrease of $4.3 million.  The decrease is due to the 2010 non-recurring Charitable Foundation expense and decreases in deposit insurance expense and professional fees, offset by increases in salaries and employee benefits, advertising and other expenses.

The Company's balance sheet has increased by $8.3 million or 1.5%, to $554.2 million at September 30, 2011 from $545.9 million at September 30, 2010.  During the same period, net loans increased $29.7 million or 7.9% to $407.4 million at September 30, 2011 from $377.7 million at September 30, 2010.  The increase in loans was primarily due to lending in the residential and commercial real estate loan categories. Cash and cash equivalents decreased by $52.2 million to $61.7 million at September 30, 2011 from $113.9 million at September 30, 2010. This decrease was the result of investing in securities as well as the increase in net loans.  FHLB borrowings decreased by $15.0 million, or 45.5%, from September 30, 2010.  Deposits increased by $21.8 million or 5.6% to $412.6 million at September 30, 2011 from $390.8 million at September 30, 2010.

Non-performing assets totaled $3.3 million or 0.59% of total assets at September 30, 2011, as compared to $3.0 million or 0.54% of total assets at September 30, 2010.  Classified assets increased during the year ended September 30, 2011 to $12.6 million as compared to $6.7 million as of September 30, 2010. The increase in classified assets is primarily due to one lending relationship totaling $4.4 million that was added to the substandard classification during the March 31, 2011 period.  The Company believes that loans in this lending relationship are adequately cross-collateralized by multi-family residential properties.  As a result of the increase in non-performing and classified assets along with the growth in one-to-four family and multi-family loan portfolio segments, the Company recorded a $405,000 provision for loan losses during the year ended September 30, 2011.

Maurice H. Sullivan, Jr., Chairman and Chief Executive Officer of the Company, commented, “As Peoples Federal Bancshares, Inc. completes our first full year as a public company, we have continued to focus on strengthening our banking franchise.  High asset quality is of paramount concern.  We have eliminated real estate owned.   Although there was a slight increase in non-performing assets, these assets remain at a low level.  We have increased funding sources by completing the successful opening of a branch location in West Newton, Massachusetts and reducing our level of Federal Home Loan Bank advances by $15.0 million.  We look forward to the upcoming year and the challenges that a highly competitive Boston area market will bring.”

Certain statements herein constitute "forward-looking statements" and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Peoples Federal Bancshares, Inc. is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

PEOPLES FEDERAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	September 30,
	2011	2010
	(Unaudited)
	(In thousands, except share data)
ASSETS
Cash and due from banks	$ 9,462	$ 9,154
Interest-bearing demand deposits with other banks and money market mutual funds	44,255	66,888
Federal funds sold	9	12,505
Federal Home Loan Bank - overnight deposits	8,003	25,316
Total cash and cash equivalents	61,729	113,863
Securities available for sale	28,452	23,596
Securities held to maturity (fair value of $19,925)	19,713	-
Federal Home Loan Bank stock (at cost)	4,339	4,339
Loans held for sale	-	260
Loans	410,794	380,867
Allowance for loan losses	(3,371)	(3,203)
Loans, net	407,423	377,664

Other real estate owned	-	795
Premises and equipment, net	3,818	3,257
Cash surrender value of life insurance policies	18,713	11,670
Accrued interest receivable	1,527	1,589
Deferred income tax asset, net	5,739	5,647
Other assets	2,736	3,257
Total assets	$ 554,189	$ 545,937

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non-interest bearing	$ 38,483	$ 35,359
Interest-bearing	374,162	355,480
Total deposits	412,645	390,839
Federal Home Loan Bank advances	18,000	33,000
Accrued expenses and other liabilities	7,842	7,738
Total liabilities	438,487	431,577

Stockholders' equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	-	-
Common stock, $0.01 par value; 100,000,000 shares authorized; 7,141,500 shares
issued at September 30, 2011 and 2010	71	71
Additional paid-in capital	69,437	69,331
Retained earnings	53,677	50,606
Accumulated other comprehensive income	56	65
Unearned compensation - ESOP	(5,213)	(5,713)
Treasury stock, at cost; 168,300 shares at September 30, 2011	(2,326)	-
Total stockholders' equity	115,702	114,360
Total liabilities and stockholders' equity	$ 554,189	$ 545,937

PEOPLES FEDERAL BANCSHARES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Years Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
	(Dollars in thousands, except share data)
Interest and dividend income:
Interest and fees on loans	$ 4,932	$ 5,061	$ 20,048	$ 20,791
Interest on debt securities:
Taxable	164	59	400	159
Other interest	33	65	132	136
Dividends on equity securities	3	-	10	-
Total interest and dividend income	5,132	5,185	20,590	21,086

Interest expense:
Interest on deposits	844	1,005	3,445	4,571
Interest on Federal Home Loan Bank advances	134	328	745	1,663
Total interest expense	978	1,333	4,190	6,234
Net interest and dividend income	4,154	3,852	16,400	14,852
Provision for loan losses	65	-	405	300
Net interest and dividend income, after provision for loan losses	4,089	3,852	15,995	14,552

Non-interest income:
Customer service fees	204	207	809	821
Loan servicing fees	(37)	(29)	40	46
Net gain on sales of mortgage loans	42	106	178	277
Net gain on sales of securities available-for-sale	-	-	-	210
Increase in cash surrender value of life insurance	146	103	543	421
Other income	(11)	101	150	165
Total non-interest income	344	488	1,720	1,940

Non-interest expense:
Salaries and employee benefits	2,251	2,209	8,322	7,424
Occupancy expense	231	201	857	797
Equipment expense	116	104	436	412
Professional fees	130	368	574	681
Advertising expense	94	31	240	140
Data processing expense	201	237	749	705
Deposit insurance expense	62	184	400	542
Contribution to Peoples Federal Savings Bank Charitable Foundation	-	5,290	-	5,290
Other expense	321	349	1,209	1,064
Total non-interest expense	3,406	8,973	12,787	17,055
Income (loss) before income taxes	1,027	(4,633)	4,928	(563)
Provision (benefit) for income taxes	468	(1,971)	1,857	(399)
Net income (loss)	$ 559	$ (2,662)	$ 3,071	$ (164)

Weighted-average shares outstanding:
Basic	6,544,551	N/A	6,579,784	N/A
Diluted	6,544,551	N/A	6,579,784	N/A

Earnings per common share:
Basic	$ 0.09	N/A	$ 0.47	N/A
Diluted	$ 0.09	N/A	$ 0.47	N/A